                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                             --------------------

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                             --------------------

        Date of Report (Date of earliest event reported) March 13, 1997

                            DADE INTERNATIONAL INC.
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            (Exact name of registrant as specified in its charter)

        Delaware                      333-13523                   36-949533
(State or other jurisdiction         (Commission                (IRS Employer
     of incorporation)                File Number)           Identification No.)

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                              1717 Deerfield Road
                           Deerfield, IL  60015-0778
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            (Address of principal executive offices)     (Zip Code)

      Registrant's telephone number, including area code (847) 267-5300

                                Not Applicable
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         (Former name or former address, if changed since last report)

Item 5. Other Events.

        On March 12, 1997, Dade International Inc. made the following press release:

                                 NEWS RELEASE

DADE
     DADE INTERNATIONAL

     Dade International Inc.     Mailing Address:
     1717 Deerfield Road         P.O. Box 778
     Deerfield, IL 60015-0778    Deerfield, IL 60018-0778

For Immediate Release

Contact: Philip J. Smith for Dade International, +1 (847) 267-5418
         Charlotte Dexter for Behring Diagnostics, +49 (171) 651 9436 Richard Nicolazzo for Bain Capital, +1 (617) 951-0000

           Dade International and Behring Diagnostics to Merge,
         Creating a Leading Global Company in Clinical Diagnostics

     DEERFIELD, Illinois (March 12, 1997) - Dade International and Hoechst AG today announced an agreement for Dade to merge with Hoechst's Behring Diagnostics business unit, creating the largest independent company devoted to serving clinical laboratories around the world.

     The resulting stand-alone company, to be named Dade Behring Inc., will have sales of more than $1.5 billion, 8,700 employees, operations across the industrialized nations, and the broadest available offering of products and services supporting the needs of clinical laboratories in hospitals and elsewhere.

Dade and Behring to Merge, Page 2


     The merger is expected to be completed in the summer of 1997 as an equity transaction under which Hoechst will own 32.5 percent of Dade Behring and Dade's current owners--Bain Capital, Goldman Sachs Capital Partners and Dade's management--will own the balance. The merger is subject to customary conditions, including legal and regulatory review and approval.


     Scott Garrett, chairman and chief executive officer of Dade International, will be the chief executive officer of Dade Behring. Uwe Bicker, M.D., Ph.D., president and chief executive officer of Behring Diagnostics, will serve as executive chairman of Dade Behring. A board of 11 directors will oversee Dade Behring. Dade's owners appoint the chief executive officer and seven other directors. Hoechst appoints the executive chairman and two other directors.


     "The merger with Behring extends our commitment to expanding Dade as the premier company in diagnostics," said Stephen G. Pagliuca, a managing director of Bain Capital. "The combination is strategically strong and is also highly responsive to trends and customer needs in this industry."


     "Dade and Behring are excellent partners for this merger," said Karl-Gerhard Seifert, a member of Hoechst's board of management. "They form a truly global enterprise with marketing, manufacturing and research operations in all parts of the world. Dade contributes particular strength in the United States, while Behring is

Dade and Behring to Merge, Page 3

strongest in Europe. The creation of Dade Behring as a new, independent diagnostics company is part of our commitment to strengthening the Hoechst life-sciences portfolio."

     "Dade Behring will have unexcelled breadth in the products and services we offer to laboratories in each country we serve," Garrett said. "Given our combined experience in the diagnostics field--almost 50 years at Dade and almost 100 at Behring--we know the needs of laboratories. We are particularly intent on responding to their desire in today's world to be more cost-efficient in producing high-quality clinical test results."

     Dade International's current headquarters in Deerfield, Illinois, will serve as headquarters for the combined company with a branch office in Frankfurt, Germany. Dade has 5,500 employees at operations in 16 countries in North and South America, Europe and the Asia-Pacific region. Its annualized 1996 sales were approximately $900 million. Dade has leadership positions in clinical chemistry, automated microbiology, hemostasis, laboratory quality controls and cardiac immunodiagnostics.

     Behring, headquartered in Frankfurt, Germany, has 3,200 employees and operations in 20 countries. Behring's 1996 sales were approximately $650 million. Its product lines, including several leadership positions, serve plasma-protein testing, infectious-disease testing, coagulation, testing for drugs of abuse and therapeutic drug monitoring, and immunochemistry.

Dade and Behring to Merge, Page 4


     "Health-care delivery organizations are consolidating in many countries around the world," Bicker said. "This is in response to the need to serve patients as efficiently as possible. In the uniquely important area of clinical diagnostics, our intent is to help laboratories achieve their goals for quality and cost-management. By merging the complementary capabilities of Dade and Behring, we can be more responsive and more effective. Our combined resources will help advance diagnostics worldwide; our success as a company will be built on the responsiveness we show to each laboratory we serve. We also are intent on exploiting opportunities for the new company with the other life-sciences businesses of Hoechst."

     Dade, which had been owned by Baxter International, became an independent company in December 1994. In 1995, Dade entered a global alliance in hemostasis with TOA Medical Electronics Co., Ltd., of Japan. In 1996, Dade acquired the DuPont Medical Products clinical diagnostics product lines. In 1995, Behring acquired the former Syva Company and its product lines, used in testing for drugs of abuse and in therapeutic drug monitoring. Dade was founded in Miami in 1949, Behring in Marburg, Germany, in 1904.

     Hoechst AG is an international group of companies pursuing innovation in health care, nutrition and industry with 150,000 employees worldwide and sales of $36 billion.

                                   SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Dade International Inc.



                                       By:     /s/ Scott T. Garrett
                                               -------------------------
                                       Name:   Scott T. Garrett
                                       Title:  Chairman and Chief
                                               Executive Officer


Dated: March 13, 1997